Filed Pursuant to Rule 424(b)(3)
Registration No 333-264549

PROSPECTUS

NORTHROP GRUMMAN CORPORATION

Offer to Exchange

This is an offer by Northrop Grumman Corporation, a Delaware corporation (“Northrop Grumman”), to exchange:

(1) up to $76,490,000 7.875% Senior Notes due 2026 (CUSIP 666807BV3, ISIN US666807BV39 / CUSIP U66508AF6, ISIN USU66508AF61) (“Restricted 7.875% 2026 Notes”) for a like principal amount of 7.875% Senior Notes due 2026, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (“Exchange 7.875% 2026 Notes”);

(2) up to $47,828,000 7.750% Senior Notes due 2026 (CUSIP 666807BX9, ISIN US666807BX94 / CUSIP U66508AG4, ISIN USU66508AG45) (“Restricted 7.750% 2026 Notes”) for a like principal amount of 7.750% Senior Notes due 2026, which have been registered under the Securities Act (“Exchange 7.750% 2026 Notes”);

(3) up to $38,859,000 6.650% Senior Notes due 2028 (CUSIP 666807BZ4, ISIN US666807BZ43 / CUSIP U66508AH2, ISIN USU66508AH28) (“Restricted 6.650% 2028 Notes”) for a like principal amount of 6.650% Senior Notes due 2028, which have been registered under the Securities Act (“Exchange 6.650% 2028 Notes”);

(4) up to $79,323,000 7.750% Senior Notes due 2029 (CUSIP 666807CB6, ISIN US666807CB65 / CUSIP U66508AJ8, ISIN USU66508AJ83) (“Restricted 7.750% 2029 Notes”) for a like principal amount of 7.750% Senior Notes due 2029, which have been registered under the Securities Act (“Exchange 7.750% 2029 Notes”);

(5) up to $166,864,000 7.750% Senior Notes due 2031 (CUSIP 666807CD2, ISIN US666807CD22 / CUSIP U66508AK5, ISIN USU66508AK56) (“Restricted 7.750% 2031 Notes”) for a like principal amount of 7.750% Senior Notes due 2031, which have been registered under the Securities Act (“Exchange 7.750% 2031 Notes”); and

(6) up to $12,300,000 6.980% Senior Notes due 2036 (CUSIP 666807CF7, ISIN US666807CF79 / CUSIP U66508AL3, ISIN USU66508AL30) (“Restricted 6.980% 2036 Notes” and, together with the Restricted 7.875% 2026 Notes, Restricted 7.750% 2026 Notes, Restricted 6.650% 2028 Notes, Restricted 7.750% 2029 Notes and Restricted 7.750% 2031 Notes, the “Restricted Notes”) for a like principal amount of 6.980% Senior Notes due 2036, which have been registered under the Securities Act (“Exchange 6.980% 2036 Notes” and, together with the Exchange 7.875% 2026 Notes, Exchange 7.750% 2026 Notes, Exchange 6.650% 2028 Notes, Exchange 7.750% 2029 Notes and Exchange 7.750% 2031 Notes, the “Exchange Notes”).

We are conducting the exchange offers (collectively, the “Exchange Offers”) in order to provide you with an opportunity to exchange your Restricted Notes for Exchange Notes that have been registered under the Securities Act. The Restricted Notes and the Exchange Notes are sometimes referred to in this prospectus together as the “notes”.

Material Terms of the Exchange Offers:

•	Northrop Grumman will exchange all Restricted Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes that are freely tradable.

•	You may withdraw tenders of Restricted Notes at any time prior to the expiration of the relevant Exchange Offer.

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Each Exchange Offer will expire at 5:00 p.m., New York City time, on June 13, 2022 (the “Expiration Date”), unless extended. We do not currently intend to extend the Expiration Date unless required to do so by applicable law as described under “The Exchange Offers—Expiration Date; Extensions; Amendments”.

•	The Restricted Notes may only be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof.

•	To exchange your Restricted Notes, you are required to make certain representations to us. See “The Exchange Offers—Procedures for Tendering” for more information.

•	We will not receive any proceeds from the Exchange Offers.

The Exchange Notes:

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The terms of the Exchange Notes to be issued in the Exchange Offers are substantially identical to the terms of the corresponding series of Restricted Notes, except that the Exchange Notes will be registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the Restricted Notes will not apply to the Exchange Notes. In addition, each series of Exchange Notes will bear different CUSIP numbers than the corresponding series of Restricted Notes. The Exchange Notes will represent the same debt as the Restricted Notes, and Northrop Grumman will issue the Exchange Notes under the same indenture that governs the applicable series of Restricted Notes.

•	The Exchange Notes will not be listed on any securities exchange or any automated dealer quotation system and there is currently no market for the Exchange Notes.

All untendered Restricted Notes will continue to be subject to the restrictions on transfer set forth in the Restricted Notes and in the indenture governing the applicable series of Restricted Notes. In general, the Restricted Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act. Other than in connection with the Exchange Offers, Northrop Grumman does not currently anticipate that it will register any series of the Restricted Notes under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account pursuant to an Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Northrop Grumman has agreed that it will furnish to each broker-dealer who has delivered the notice to Northrop Grumman required by and in accordance with the Registration Rights Agreement (as defined herein), without charge, as many copies of this prospectus and any amendment and supplement hereto, as such participating broker-dealer may reasonably request in connection with its resale of such Exchange Notes. See “Plan of Distribution”.

Investing in the Exchange Notes involves risks. See “Risk Factors” beginning on page 9 for a discussion of certain factors you should consider in connection with the Exchange Offers and an investment in the Exchange Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2022.

You should rely only on the information contained in this prospectus and the documents incorporated by reference herein. We have not authorized any person to provide you with any information or represent anything about us or the Exchange Offers that is not contained in this prospectus or incorporated by reference herein. If given or made, any such other information or representation should not be relied upon as having been authorized by us. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We are not making the Exchange Offers to, nor will we accept surrenders for exchange from, holders of outstanding Restricted Notes in any jurisdiction in which the applicable Exchange Offer would not be in compliance with the securities or blue sky laws of such jurisdiction or where it is otherwise unlawful.

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ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Northrop Grumman” are to Northrop Grumman Corporation, and references to “we,” “our,” “us” or similar references are to Northrop Grumman and its consolidated subsidiaries.

You should read this prospectus together with additional information described in this prospectus in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

Any statement made in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information in this prospectus is accurate as of the date on the front cover. You should assume that the information appearing in this prospectus and in the documents incorporated by reference is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations, cash flows and/or prospects may have changed materially since those dates.

WHERE YOU CAN FIND MORE INFORMATION

Northrop Grumman is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly, files annual, quarterly and current reports, proxy statements and other information with the SEC. Such SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.northropgrumman.com. Our website is not a part of, and is not incorporated by reference into, this prospectus. Northrop Grumman’s SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement on Form S-4 that we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in, and the exhibits to, the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to such filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus. This means that you must carefully review all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference in this prospectus the documents listed below (File No. 001-16411) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this prospectus and prior to the Expiration Date (in each case, other than those documents or the portions of those documents not deemed to be filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on January 27, 2022;

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information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on April 28, 2022; and

•	our Current Report on Form 8-K filed with the SEC on February 18, 2022.

You may obtain copies, without charge, of documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from us as follows:

Jennifer C. McGarey

Corporate Vice President and Secretary

2980 Fairview Park Drive

Falls Church, Virginia 22042

(703) 280-2900

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

In order to obtain timely delivery of these documents, you must request the information no later than June 6, 2022, which is five business days before the expiration of each Exchange Offer, unless we extend the time period for any Exchange Offer.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents and information incorporated by reference, contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expect,” “anticipate,” “intend,” “may,” “could,” “should,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” “trends,” “goals” and similar expressions generally identify these forward-looking statements. Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and/or cash flows. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified and discussed more fully under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2021 and other important factors disclosed in this prospectus, our reports, and from time to time in our other filings with the SEC. These risks and uncertainties are amplified by the global COVID-19 pandemic and the related effects on the broader economic environment, which have caused and will continue to cause significant challenges, instability and uncertainty. They include:

Industry and Economic Risks

•	our dependence on the U.S. government for a substantial portion of our business;

•	significant delays or reductions in appropriations for our programs, and U.S. government funding and program support more broadly, including related to hostilities and other global events;

•	the use of estimates when accounting for our contracts and the effect of contract cost growth and/or changes in estimated contract revenues and costs;

•	increased competition within our markets and bid protests;

Legal and Regulatory Risks

•	investigations, claims, disputes, enforcement actions, litigation and/or other legal proceedings;

•	the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which we participate and the impact on our reputation and our ability to do business;

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changes in procurement and other laws, SEC and other regulations, contract terms and practices applicable to our industry, findings by the U.S. government as to our compliance with such requirements, and changes in our customers’ business practices globally;

•	environmental matters, including unforeseen environmental costs and government and third party claims;

•	unanticipated changes in our tax provisions or exposure to additional tax liabilities;

Business and Operational Risks

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impacts of the COVID-19 pandemic (or future health epidemics, pandemics or similar outbreaks), including potential new variants, case surges or prolonged recovery periods, their effects on the broader environment, and varying related government requirements, on: our business, our ability to maintain a qualified and productive workforce, work slowdowns or stoppages, labor shortages, supply chain and logistics challenges, costs we cannot recover and liabilities for which we are not compensated, performance challenges (including cost and schedule), government funding, changes in government acquisition priorities and processes, government payment rules and practices, insurance challenges, and potential impacts on access to capital, the markets and the fair value of our assets;

•	cyber and other security threats or disruptions faced by us, our customers or our suppliers and other partners, and changes in related regulations;

•	the ability to maintain a qualified workforce with the required security clearances and requisite skills;

•	the performance and viability of our subcontractors and suppliers and the availability and pricing of raw materials and components;

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climate change, its impacts on our company, our operations and our stakeholders (employees, suppliers, customers, shareholders and regulators), and changes in laws, regulations and priorities related to greenhouse gas emissions and other climate change related concerns;

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•	our exposure to additional risks as a result of our international business, including risks related to geopolitical and economic factors, suppliers, laws and regulations;

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our ability to meet performance obligations under our contracts, including obligations that require innovative design capabilities, are technologically complex, require certain manufacturing expertise or are dependent on factors not wholly within our control;

•	natural disasters;

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products and services we provide related to hazardous and high risk operations, including the production and use of such products, which subject us to various environmental, regulatory, financial, reputational and other risks;

•	our ability appropriately to exploit and/or protect intellectual property rights;

•	our ability to develop new products and technologies and maintain technologies, facilities, and equipment to win new competitions and meet the needs of our customers;

General and Other Risk Factors

•	the adequacy and availability of our insurance coverage, customer indemnifications or other liability protections;

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the future investment performance of plan assets, changes in actuarial assumptions associated with our pension and other postretirement benefit plans and legislative or other regulatory actions impacting our pension and postretirement benefit obligations;

•	changes in business conditions that could impact business investments and/or recorded goodwill or the value of other long-lived assets.

We urge you to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus, including the documents incorporated by reference, and as described in the section entitled “Description of the Exchange Notes”. Because this is a summary, it does not contain all the information that may be important to you. We urge you to read carefully this entire prospectus, as well as the other documents incorporated by reference, including the section entitled “Risk Factors” beginning on page 9 of this prospectus and in the documents incorporated by reference herein.

Northrop Grumman Corporation

Northrop Grumman Corporation is a leading global aerospace and defense company. We deliver a broad range of products, services and solutions to U.S. and international customers, and principally to the U.S. Department of Defense and intelligence community. Our broad portfolio is aligned to support national security priorities and our solutions equip our customers with capabilities they need to connect, protect and advance humanity. The company is a leading provider of space systems, advanced aircraft, missile defense, advanced weapons and long-range fires capabilities, mission systems, networking and communications, strategic deterrence systems, and breakthrough technologies, such as artificial intelligence, advanced computing and cyber. We are focused on competing and winning programs that enable continued growth, performing on our commitments and affordably delivering capability our customers need. With the investments we’ve made in advanced technologies, combined with our talented workforce and digital transformation capabilities, Northrop Grumman is well positioned to meet our customers’ needs today and in the future.

The principal executive offices of Northrop Grumman are located at 2980 Fairview Park Drive, Falls Church, Virginia 22042, and our telephone number is (703) 280-2900.

We maintain a website at www.northropgrumman.com. The information contained at our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

The information above concerning Northrop Grumman is only a summary and does not purport to be comprehensive. For additional information about Northrop Grumman, you should refer to the information described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Summary of the Terms of the Exchange Offers

Background	On September 2, 2021, Northrop Grumman completed private offers to exchange any and all of the outstanding debt securities of Northrop Grumman’s direct, wholly-owned subsidiary, Northrop Grumman Systems Corporation, a Delaware corporation, for the Restricted Notes and cash. In connection with each of the prior private exchange offers, on September 2, 2021, Northrop Grumman entered into a registration rights agreement (the “Registration Rights Agreement”) with BofA Securities Inc., BNP Paribas Securities Corp. and Wells Fargo Securities, LLC, as dealer managers, in which Northrop Grumman agreed, among other things, to complete the Exchange Offers. See “The Exchange Offers—Purpose of the Exchange Offers; Registration Rights”.

The Exchange Offers

Northrop Grumman is offering to exchange:

•  the unregistered Restricted 7.875% 2026 Notes for an equivalent amount of the Exchange 7.875% 2026 Notes, which have been registered under the Securities Act;

•  the unregistered Restricted 7.750% 2026 Notes for an equivalent amount of the Exchange 7.750% 2026 Notes, which have been registered under the Securities Act;

•  the unregistered Restricted 6.650% 2028 Notes for an equivalent amount of the Exchange 6.650% 2028 Notes, which have been registered under the Securities Act;

•  the unregistered Restricted 7.750% 2029 Notes for an equivalent amount of the Exchange 7.750% 2029 Notes, which have been registered under the Securities Act;

•  the unregistered Restricted 7.750% 2031 Notes for an equivalent amount of the Exchange 7.750% 2031 Notes, which have been registered under the Securities Act; and

•  the unregistered Restricted 6.980% 2036 Notes for an equivalent amount of the Exchange 6.980% 2036 Notes, which have been registered under the Securities Act.

The Restricted Notes may only be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof. See “The Exchange Offers—Terms of the Exchange Offers”.

In order to exchange a Restricted Note, you must follow the required procedures, and Northrop Grumman must accept the Restricted Note for exchange. Northrop Grumman will exchange all Restricted Notes validly tendered and not validly withdrawn prior to the Expiration Date. See “The Exchange Offers”.

Expiration Date	Each Exchange Offer expires at 5:00 p.m., New York City time, on June 13, 2022, subject to our right to extend the Expiration Date for any Exchange Offer. See “The Exchange Offers—Expiration Date; Extensions; Amendments”.

Withdrawal Rights	You may withdraw your tender of Restricted Notes at any time before the Expiration Date for the applicable Exchange Offer. See “The Exchange Offers—Withdrawal of Tenders”.

Conditions to the Exchange Offers	The Exchange Offers are subject to certain customary conditions, which Northrop Grumman may amend or waive at any time with respect to an Exchange Offer. The Exchange Offers are not conditioned upon any minimum principal amount of outstanding Restricted Notes being tendered. See “The Exchange Offers—Conditions to the Exchange Offers”.

Procedures for Tendering

If you beneficially own Restricted Notes which are held by a custodial entity, such as a commercial bank, broker, dealer, trust company or other nominee and you wish to participate in the Exchange Offers, you must instruct that custodial entity to tender your Restricted Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure that you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial holders are urged to appropriately instruct their commercial bank, broker, dealer, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for their instruction.

If your Restricted Notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a manually executed facsimile of the letter of transmittal, together with the Restricted Notes and any other required documents, to the Exchange Agent (as defined below) at its address listed on the back cover of the letter of transmittal. Custodial entities that are participants in the Depository Trust Company (“DTC”) must tender Restricted Notes through the Automated Tender offer Program (“ATOP”) maintained by DTC, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. Northrop Grumman has not provided guaranteed delivery procedures in conjunction with the Exchange Offers. A letter of transmittal need not accompany tenders effected through ATOP.

Consequences If You Do Not Exchange Your Restricted Notes	Restricted Notes that are not tendered in the Exchange Offers or are not accepted for exchange will continue to be subject to transfer restrictions. You will not be able to offer or sell such Restricted Notes unless you are able to rely on an exemption from the requirements of the Securities Act or the Restricted Notes are registered under the Securities Act. After the Exchange Offers are completed, Northrop Grumman will no longer have an obligation to register the Restricted Notes, except under limited circumstances. To the extent that Restricted Notes are tendered and accepted in the Exchange Offers, the market for any remaining Restricted Notes will be adversely affected. See “Risk Factors—Risks Relating to the Exchange Offers—If you fail to exchange your Restricted Notes, they will continue to be restricted securities and may become less liquid”.

Issuance of Exchange Notes	Northrop Grumman will issue Exchange Notes in exchange for Restricted Notes tendered and accepted in the Exchange Offers promptly following the applicable Expiration Date (unless amended as described in this prospectus). See “The Exchange Offers—Terms of the Exchange Offers”.

Resale of Exchange Notes

Based on interpretations of the SEC staff, as described in previous no-action letters issued to third parties, we believe that the Exchange Notes you receive pursuant to the Exchange Offers in exchange for the Restricted Notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•  you are acquiring the Exchange Notes issued in the Exchange Offers in the ordinary course of your business;

•  you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes you will receive in the Exchange Offers; and

•  you are not an “affiliate” of Northrop Grumman, as defined in Rule 405 of the Securities Act.

By tendering your Restricted Notes as described in “The Exchange Offers—Procedures for Tendering”, you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes. We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our Exchange Offers. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. Northrop Grumman has agreed that it will furnish to each broker-dealer in accordance with the Registration Rights Agreement, without charge, as many copies of this prospectus and any amendment and supplement hereto, as such participating broker-dealer may request in connection with its resale of such Exchange Notes. See “Plan of Distribution”.

Registration Rights Agreement	When we issued the Restricted Notes on September 2, 2021, we entered into the Registration Rights Agreement, pursuant to which we agreed, for the benefit of the holders of the Restricted Notes, to use commercially reasonable efforts to complete a registered exchange offer by September 2, 2022.

Regulatory Requirements	We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the Exchange Offers, other than the notice of effectiveness under the Securities Act of the registration statement pursuant to which the Exchange Offers are being made.

Accounting Treatment	We do not expect to recognize any gain or loss for accounting related to the Exchange Offers. We expect to record the expenses of the Exchange Offers as incurred. See “The Exchange Offers— Accounting Treatment”.

Federal Income Tax Consequences	The exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offers generally will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations”.

Use of Proceeds	Northrop Grumman will not receive any proceeds from the issuance of Exchange Notes. See “Use of Proceeds”.

Exchange Agent	D.F. King & Co., Inc. (the “Exchange Agent”) is serving as exchange agent in connection with the Exchange Offers. The address and telephone number of the Exchange Agent are set forth under “The Exchange Offers—Exchange Agent”.

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms of the Exchange Notes. Other than the restrictions on transfer, registration rights and additional interest provisions, the Exchange Notes will have the same financial terms and covenants as the Restricted Notes.

Issuer	Northrop Grumman Corporation, a Delaware corporation.

Exchange Notes Offered

Up to $421,664,000 aggregate principal amount of notes, consisting of up to:

•  $76,490,000 aggregate principal amount of 7.875% Senior Notes due 2026;

•  $47,828,000 aggregate principal amount of 7.750% Senior Notes due 2026;

•  $38,859,000 aggregate principal amount of 6.650% Senior Notes due 2028;

•  $79,323,000 aggregate principal amount of 7.750% Senior Notes due 2029;

•  $166,864,000 aggregate principal amount of 7.750% Senior Notes due 2031; and

•  $12,300,000 aggregate principal amount of 6.980% Senior Notes due 2036.

Interest Rates; Interest Payment Dates; Maturity Dates

Each new series of Exchange Notes will have the same interest rate, maturity date and interest payment dates as the corresponding series of Restricted Notes for which they are being offered in exchange. With respect to each series of Exchange Notes, (a) interest will accrue on such Exchange Notes from the most recent date to which interest on the respective Restrictive Notes has been paid or, if no interest has been paid, from the issue date of the respective Restricted Notes, (b) interest payments will commence on the first interest payment date occurring after the date that interest starts accruing and (c) if the regular record date for the first interest payment date would be a date prior to the settlement date of the related Exchange Offer, the record date for such first interest payment date will be the day immediately preceding such first interest payment date. No interest will be paid on any series of Restricted Notes that is tendered and accepted for exchange following their acceptance for exchange with respect to such series.

•  The Exchange 7.875% 2026 Notes will bear interest at 7.875% per annum and mature on March 1, 2026. We will pay interest on the Exchange 7.875% 2026 Notes on March 1 and September 1 of each year.

•  The Exchange 7.750% 2026 Notes will bear interest at 7.750% per annum and mature on March 15, 2026. We will pay interest on the Exchange 7.750% 2026 Notes on March 15 and September 15 of each year.

•  The Exchange 6.650% 2028 Notes will bear interest at 6.650% per annum and mature on January 15, 2028. We will pay interest on the Exchange 6.650% 2028 Notes on January 15 and July 15 of each year.

•  The Exchange 7.750% 2029 Notes will bear interest at 7.750% per annum and mature on June 1, 2029. We will pay interest on the Exchange 7.750% 2029 Notes on June 1 and December 1 of each year.

•  The Exchange 7.750% 2031 Notes will bear interest at 7.750% per annum and mature on February 15, 2031. We will pay interest on the Exchange 7.750% 2031 Notes on February 15 and August 15 of each year.

•  The Exchange 6.980% 2036 Notes will bear interest at 6.980% per annum and mature on March 15, 2036. We will pay interest on the Exchange 6.980% 2036 Notes on March 15 and September 15 of each year.

Optional Redemption

Each series of the Exchange Notes will have the same redemption terms as the corresponding series of Restricted Notes for which they are being offered in exchange.

We may redeem any series of the Redeemable Exchange Notes (as defined below) at our option, as a whole or in part, at any time or from time to time, on at least 30 days but not more than 60 days prior notice to the registered holders, at the applicable redemption prices described under “Description of the Exchange Notes—Optional Redemption” in this prospectus. “Redeemable Exchange Notes” means the Exchange 7.750% 2026 Notes, Exchange 6.650% 2028 Notes, Exchange 7.750% 2029 Notes, Exchange 7.750% 2031 Notes and Exchange 6.980% 2036 Notes.

The Exchange 7.875% 2026 Notes may not be redeemed prior to their final maturity date.

Certain Covenants

The Indenture (as defined herein) that will govern the Exchange Notes limits our ability and the ability of our subsidiaries, among other things, to:

•  create liens without equally and ratably securing the Exchange Notes, unless an exception applies; and

•  engage in certain sale and leaseback transactions.

The Indenture also limits our ability to engage in certain mergers, consolidations and sales of assets. These covenants are subject to important exceptions and qualifications, as described in “Description of the Exchange Notes—Covenants” and “Description of the Exchange Notes—Consolidation, Merger or Sale” in this prospectus.

Ranking	The Exchange Notes will be unsecured senior obligations of Northrop Grumman and will not be guaranteed by any of our subsidiaries. The Exchange Notes will rank equally and ratably in right of payment with all Northrop Grumman’s existing and future unsecured and unsubordinated indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the Exchange Notes. The Exchange Notes will be (i) effectively subordinated to all of Northrop Grumman’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and (ii) structurally subordinated to all indebtedness and liabilities of Northrop Grumman’s subsidiaries, including any of our future indebtedness guaranteed by our subsidiaries.

Form and Denomination	The Exchange Notes of each series will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The Exchange Notes of each series will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Book-Entry; Delivery and Form”.

No Listing of the Exchange Notes; No Trading Market	We do not intend to list the Exchange Notes on any securities exchange. The Exchange Notes will be new securities for which there currently is no public market. Northrop Grumman cannot provide you with any assurance regarding whether trading markets for any series of the Exchange Notes will develop or the prices at which holders may be able to sell their Exchange Notes. If no active trading markets develop, you may be unable to resell the Exchange Notes at their fair market value or at all. See “Risk Factors—Risks Relating to the Exchange Notes—You may not be able to sell your Exchange Notes if an active trading market for the Exchange Notes does not develop”.

Governing Law	The Indenture and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon.

Risk Factors	For certain risks related to the Exchange Notes and the Exchange Offers, please read the section entitled “Risk Factors” beginning on page 9 of this prospectus and in the documents incorporated by reference herein for a discussion of factors you should carefully consider before exchanging any series of Restricted Notes in the Exchange Offers.

RISK FACTORS

You should carefully consider all the information set forth in this prospectus and incorporated by reference herein before deciding to participate in the Exchange Offers. Your investment in the Exchange Notes involves certain risks. In consultation with your own financial, tax and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Exchange Notes is suitable for you. The Exchange Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components.

Summary

For an enterprise as large and complex as Northrop Grumman and its subsidiaries, a wide range of factors could materially affect future developments and performance. The most significant factors affecting the consolidated financial position, results of operations and cash flows of Northrop Grumman include those set out in “Risk Factors” in Northrop Grumman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the other filings with the SEC that are incorporated by reference in this prospectus. Additional factors relating to the Exchange Offers and the Exchange Notes include the following:

Risks Relating to the Exchange Offers

If you fail to exchange your Restricted Notes, they will continue to be restricted securities and may become less liquid.

Restricted Notes that you do not tender or Northrop Grumman does not accept will, following the Exchange Offers, continue to be restricted securities, and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Because we anticipate that most holders of Restricted Notes will elect to exchange their Restricted Notes, we expect that the liquidity of the market for any Restricted Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Restricted Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the Restricted Notes of the applicable series outstanding. Following the Exchange Offers, if you do not tender your Restricted Notes, you generally will not have any further registration rights, and your Restricted Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Restricted Notes could be adversely affected.

If you are a broker-dealer, your ability to transfer the Exchange Notes may be restricted.

A broker-dealer that acquired the Restricted Notes for its own account as a result of market-making activities or other trading activities must comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. Northrop Grumman’s obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

You must comply with the Exchange Offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of the Exchange Notes in exchange for the Restricted Notes tendered and accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of the following:

•

certificates for Restricted Notes or a book-entry confirmation of a book-entry transfer of Restricted Notes into the Exchange Agent’s account at DTC, New York, New York as depository, including an agent’s message, if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of Restricted Notes who would like to tender Restricted Notes in exchange for Exchange Notes should allow enough time for the Restricted Notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of the Restricted Notes for exchange. The Restricted Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the applicable Exchange Offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of such Exchange Offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “The Exchange Offer—Procedures for Tendering Restricted Notes” and “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Notes”.

Some holders who exchange their Restricted Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Restricted Notes in the Exchange Offers for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to the Exchange Notes

The Exchange Notes are obligations of Northrop Grumman and not of its subsidiaries, and will be structurally subordinated to the claims of the lenders, trade creditors and others who now or in the future have claims against those subsidiaries.

Northrop Grumman is the sole obligor on the Exchange Notes. Northrop Grumman is a holding company which conducts substantially all of its operations through its subsidiaries, which are separate and distinct legal entities. None of these subsidiaries is obligated to repay the Exchange Notes or to make funds available for any payments due on the Exchange Notes. Northrop Grumman depends on the distribution of earnings, repayments of inter-company loans or other payments from its subsidiaries to generate cash flow. As a result, its cash flow and its ability to service its debt, including the Exchange Notes, depends upon the assets, liabilities, earnings and results of operations of its subsidiaries and their ability to distribute or otherwise transfer assets to Northrop Grumman.

Northrop Grumman’s subsidiaries generally have no obligation to provide Northrop Grumman with funds to meet its payment obligations under the Exchange Notes, whether by dividends, distributions, loans or other payments. Payments of dividends and similar distributions by these subsidiaries to their stockholders are subject to statutory restrictions and may be subject to additional contractual restrictions or business constraints. The extension of loans or advances by those subsidiaries to Northrop Grumman could also be subject to statutory or contractual restrictions or business constraints. Failure by any subsidiary to abide by these restrictions could require Northrop Grumman to return any payments made by that subsidiary.

Northrop Grumman’s right to receive any assets upon the liquidation or reorganization of any of its subsidiaries, and therefore the right of the holders of the Exchange Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s current and future creditors, including debenture and note holders (whether senior or subordinated, and including holders of our future indebtedness guaranteed by a subsidiary), banks and trade creditors. In addition, even if Northrop Grumman were a creditor of any of its subsidiaries, its rights as a creditor would be subordinated to any creditor holding a security interest in the assets of that subsidiary or holding any indebtedness of that subsidiary senior to that held by Northrop Grumman. Northrop Grumman may also elect to issue or incur debt which is guaranteed by one or more of its subsidiaries, in which case the Exchange Notes would be structurally subordinated to the new debt.

Consequently, the Exchange Notes will be structurally subordinated to all liabilities from time to time of Northrop Grumman’s current and future subsidiaries.

The Indenture does not limit the amount of indebtedness that we may incur.

The Indenture does not limit the amount of indebtedness that we may incur. The Indenture does not contain any financial covenants or other provisions that would afford the holders of the Exchange Notes any substantial protection in the event we participate in a highly leveraged transaction.

Negative covenants in the Indenture will have a limited effect.

The Indenture contains only limited negative covenants that apply to us. These covenants do not limit the amount of additional debt that we may incur and do not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity. Accordingly, the Indenture does not protect holders of the Exchange Notes in the event we experience significant adverse changes in our financial condition or results of operations. See “Description of the Exchange Notes—Covenants”. As a result of the limited negative covenants applicable to the Exchange Notes, holders of the Exchange Notes may be at a disadvantage compared to new lenders or other creditors that benefit from more protective covenants and other provisions.

You may not be able to sell your Exchange Notes if an active trading market for the Exchange Notes does not develop.

The Exchange Notes are new issues of securities for which there currently is no trading market. We do not intend to apply for listing of the Exchange Notes on any securities exchange. As a result, we cannot provide any assurance that a market will develop for the Exchange Notes or that you will be able to sell your Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Exchange Notes. Accordingly, you may be required to bear the financial risk of an investment in the Exchange Notes for an indefinite period of time. Any trading market that might develop for any series of Exchange Notes would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the Exchange Notes of such series;

•	the outstanding amount of the Exchange Notes of such series;

•	the terms related to optional redemption of the Exchange Notes of such series; and

•	the level, direction and volatility of market interest rates generally.

Changes in our credit rating may adversely affect your investment in the Exchange Notes.

Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could increase our corporate borrowing costs and affect the market value of the Exchange Notes. Also, our credit ratings may not reflect the potential impact of risks related to structure, market or other factors related to the value of the Exchange Notes.

USE OF PROCEEDS

The Exchange Offers are intended to satisfy Northrop Grumman’s obligations under the Registration Rights Agreement entered into in connection with the issuance of the Restricted Notes. We will not receive any proceeds from the issuance of Exchange Notes in connection with the Exchange Offers. In consideration for issuing the Exchange Notes, Northrop Grumman will receive the Restricted Notes from you in like principal amount. The Restricted Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our indebtedness other than to the extent that we incur any indebtedness in connection with the payment of expenses to be incurred in connection with the Exchange Offers, including the fees and expenses of the Exchange Agent and accounting and legal fees.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers; Registration Rights

In connection with the prior private exchange offers, Northrop Grumman entered into the Registration Rights Agreement, under which Northrop Grumman agreed to use commercially reasonable efforts to cause to be filed and have declared effective an exchange offer registration statement under the Securities Act and to consummate an exchange offer for each series of Restricted Notes. The Exchange Offers are being made pursuant to the Registration Rights Agreement to satisfy Northrop Grumman’s obligations thereunder.

We are making the Exchange Offers in reliance on the position of the SEC as described in previous no-action letters issued to third parties. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of Exchange Notes who exchanges Restricted Notes for Exchange Notes in the Exchange Offers generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. The preceding sentence does not apply, however, to a holder who is an “affiliate” of Northrop Grumman, as defined in Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. Northrop Grumman has agreed that it will furnish to each broker-dealer who has delivered the notice to Northrop Grumman required by and in accordance with the Registration Rights Agreement, without charge, as many copies of this prospectus and any amendment and supplement thereto, as such participating broker-dealer may request in connection with its resale of such Exchange Notes. See “Plan of Distribution”.

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The Exchange Offers are not being made to, nor will we accept tenders for exchange from, holders of Restricted Notes in any jurisdiction in which the Exchange Offers or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

The Registration Rights Agreement requires us to use commercially reasonable efforts to complete the Exchange Offers no later than September 2, 2022.

The Registration Rights Agreement provides that if:

•	due to a change in law or in applicable interpretations of the staff of the SEC, we determine that we are not permitted to effect the Exchange Offers;

•

any holder of Restricted Notes notifies us in writing prior to the 20th day following completion of the Exchange Offers that it is not eligible to participate in the Exchange Offers or does not receive fully tradeable exchange notes pursuant to the Exchange Offers; or

•	for any other reason, any Exchange Offer is not completed by September 2, 2022;

then the Registration Rights Agreement provides that we will, at our reasonable cost:

•

not more than 90 days after being so required or requested pursuant to the Registration Rights Agreement, use our commercially reasonable efforts to cause a shelf registration statement relating to the Restricted Notes to become effective under the Securities Act; and

•

use our commercially reasonable efforts to keep the shelf registration statement effective until the time that all Restricted Notes eligible to be sold under the shelf registration statement have been sold pursuant to the shelf registration statement or are freely tradeable pursuant to Rule 144(k) of the Securities Act and the applicable interpretations of the SEC.

For each relevant holder, we will:

•	provide copies of the prospectus that is part of the shelf registration statement;

•	notify each such holder when the shelf registration statement has been filed and when it has become effective; and

•	take certain other actions as are required to permit unrestricted resales of the Restricted Notes.

A holder that sells Restricted Notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder, including certain indemnification obligations. No holder shall be entitled to be named as a selling security holder in the shelf registration statement or to use the prospectus forming a part thereof for resales of the Restricted Notes unless such holder has signed and returned to us a notice and questionnaire as distributed by us consenting to such holder’s inclusion in the shelf registration statement and related prospectus as a selling security holder and providing further information to us. In addition, a holder of Restricted Notes will be required to deliver information to be used in connection with the shelf registration statement to benefit from the provisions set forth in the second following paragraph.

At any time, we may delay the filing of any shelf registration statement or delay or suspend the effectiveness thereof, for a reasonable period of time, but not in excess of 120 days in the aggregate during any 12-month period, if we reasonably determine that the filing of any such shelf registration statement or the continuing effectiveness thereof would require the disclosure of non-public material information that, in our reasonable judgment, would be detrimental to us if so disclosed or would otherwise materially adversely affect a financing, acquisition, disposition, merger or other material transaction or such action is required by applicable law.

If:

•

neither the Exchange Offers are completed by September 2, 2022, nor the shelf registration has been declared effective within 365 days after the date, if any, on which we became obligated to file the shelf registration statement; or

•

the shelf registration statement, if applicable, has been both filed and declared effective but ceases to be effective or usable for a period of time that exceeds 120 days in the aggregate in any 12-month period in which it is required to be effective under the Registration Rights Agreement, each such event referred to in this bullet point and the previous bullet point we refer to as a “registration default”;

then we will be required to pay additional interest to all holders of each series of the Restricted Notes affected thereby, and additional interest will accrue on the principal amount of each series of the Restricted Notes affected thereby, in addition to the stated interest on each series of the Restricted Notes, from and including the date on which any registration default shall occur to, but not including, the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum immediately following the occurrence of any registration default until the earlier of (i) the date on which such registration default is cured and (ii) the date on which the Restricted Notes of the applicable series cease to be registrable securities. Notwithstanding the foregoing, the amount of additional interest borne by any series of Restricted Notes as a result of a registration default will in no event exceed 0.25% per annum even if more than one registration default has occurred and is continuing.

Following the cure of all registration defaults or such series of Restricted Notes ceasing to be registrable securities, the accrual of additional interest on the affected Restricted Notes will cease and the interest rate will revert to the original rate on such Restricted Notes.

Such registration default shall not constitute a default or event of default under the Indenture.

Pursuant to the Registration Rights Agreement, each Restricted Note of a series will constitute a “registrable security” until the earliest to occur of (a) the date on which such Restricted Note is exchanged in the applicable Exchange Offer for an Exchange Note entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (b) the date on which such Restricted Note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement, (c) the date on which such Restricted Note is distributed to the public by a broker-dealer pursuant to the “Plan of Distribution” in this registration statement (including delivery of the prospectus contained therein), (d) the date on which the Restricted Notes may be resold without restriction pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act, (e) the date on which the Restricted Notes shall have ceased to be outstanding, (f) when an Exchange Offer is consummated with respect to a series of Restricted Notes, except in the case of the Restricted Notes of the applicable series that would otherwise remain registrable securities that are held by a holder that (i) was ineligible to participate in the applicable Exchange Offer or (ii) validly tendered and did not properly withdraw registrable securities in the applicable Exchange Offer and did not receive fully tradeable exchange securities pursuant to the applicable Exchange Offer and (g) September 2, 2023 (the date which is two years after the issue date of the Restricted Notes).

This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the complete provisions of the Registration Rights Agreement, which are incorporated by reference in this prospectus.

Terms of the Exchange Offers

Northrop Grumman is offering to exchange the unregistered Restricted Notes for an equivalent amount of the Exchange Notes, which have been registered under the Securities Act.

As of the date of this prospectus, $421,664,000 aggregate principal amount of the Restricted Notes are outstanding. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about the date hereof to all holders of the Restricted Notes known to us.

Upon the terms and subject to the conditions of the Exchange Offers set forth in this prospectus and the accompanying letter of transmittal, we will accept any and all Restricted Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Promptly after the Expiration Date (unless extended as described in this prospectus), Northrop Grumman will issue Exchange Notes for a like principal amount of outstanding Restricted Notes tendered and accepted in connection with the Exchange Offers. The Exchange Notes issued in connection with the Exchange Offers will be delivered promptly after the Expiration Date. Holders may tender some or all of their Restricted Notes in connection with the Exchange Offers, but only in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof. Holders who tender less than all of their Restricted Notes must continue to hold Restricted Notes in at least a minimum denomination of $2,000.

The terms of the Exchange Notes are substantially identical to the terms of the corresponding series of the Restricted Notes, except that the Exchange Notes are registered under the Securities Act, and the transfer restrictions, registration rights and payment of additional interest in case of non-registration applicable to the Restricted Notes do not apply to the Exchange Notes. In addition, each series of Exchange Notes will bear different CUSIP numbers than the corresponding series of Restricted Notes. The Exchange Notes will evidence the same debt as the Restricted Notes, and will be issued under the same Indenture and be entitled to the same benefits under the Indenture as the Restricted Notes of the applicable series being exchanged.

Except as described under “Book-Entry, Delivery and Form”, Exchange Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Book-Entry, Delivery and Form”.

Holders of Restricted Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers. We intend to conduct the Exchange Offers in accordance with the applicable requirements of Regulation 14E under the Exchange Act. Restricted Notes that are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offers will remain outstanding and be entitled to the benefits of the Indenture, but certain registration and other rights under the Registration Rights Agreement will terminate and holders of the Restricted Notes will generally not be entitled to any registration rights under the Registration Rights Agreement. See “—Consequences of Failure to Properly Tender Restricted Notes in the Exchange Offers”.

We shall be considered to have accepted validly tendered Restricted Notes if and when we have given oral (to be followed by prompt written notice) or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If any tendered Restricted Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Restricted Notes, without expense, to the tendering holder promptly after the Expiration Date.

Holders who tender Restricted Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Restricted Notes in connection with the Exchange Offers. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offers. See “—Fees and Expenses”.

Expiration Date; Extensions; Amendments

The Expiration Date for each of the Exchange Offers is 5:00 p.m., New York City time, June 13, 2022, unless we extend the Expiration Date for any Exchange Offer. We may extend the Expiration Date for any or all of the Exchange Offers in our discretion, and the extension of any particular Exchange Offer will not result in an extension of any other Exchange Offer unless we so provide in the relevant notice of extension. If we so extend the Expiration Date for any Exchange Offer, the term “Expiration Date” for such Exchange Offer shall mean the latest date and time to which we extend such Exchange Offer.

We reserve the right to:

•	prior to the Expiration Date, delay accepting any Restricted Notes;

•	extend any Exchange Offer;

•	terminate any Exchange Offer if, in our reasonable judgment, any of the conditions described below under “—Conditions to the Exchange Offers” shall not have been satisfied or waived; or

•	amend the terms of the Exchange Offers in any way we determine.

We will give oral or written notice of any delay, extension or termination to the Exchange Agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of Restricted Notes. If we amend any Exchange Offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of Restricted Notes of the applicable series of the amendment or waiver, and extend the offer if required by law.

If we materially change the terms of an Exchange Offer or the information concerning an Exchange Offer, or if we waive a material condition of an Exchange Offer, we will extend such Exchange Offer to the extent required by (i) Exchange Act Rule 13e-4(e)(3) or (ii) Securities Act Rule 162(a)(2). Rule 13e-4(e)(3) requires that if a material change occurs in the information published, sent or given to security holders, we must disseminate promptly disclosure of the change in a manner reasonably calculated to inform security holders of the change. In a registered securities offering such as the Exchange Offers, the offer must remain open from the date that material changes to the exchange offer materials are disseminated to security holders, as follows:

(i)	five business days for a prospectus supplement containing a material change other than price or share levels;

(ii)	10 business days for a prospectus supplement containing a change in price, the amount of securities sought, the dealer’s soliciting fee, or other similarly significant change;

(iii)	10 business days for a prospectus supplement included as part of a post-effective amendment; and

(iv)	20 business days for a revised prospectus when the initial prospectus was materially deficient.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day.

If we delay accepting any Restricted Notes or terminate any Exchange Offer, we promptly will pay the consideration offered, or return any Restricted Notes deposited, pursuant to such Exchange Offer as required by Rule 14e-1(c).

Interest on the Exchange Notes

With respect to each series of Exchange Notes, (a) interest will accrue on such Exchange Notes from the most recent date to which interest on the respective Restrictive Notes has been paid or, if no interest has been paid, from the issue date of the respective Restricted Notes, (b) interest payments will commence on the first interest payment date occurring after the date that interest starts accruing and (c) if the regular record date for the first interest payment date would be a date prior to the settlement date of the related Exchange Offer, the record date for such first interest payment date will be the day immediately preceding such first interest payment date. Interest is payable semi-annually in cash in arrears on the applicable dates for each series of Exchange Notes as described in “Description of the Exchange Notes”. No interest will be paid on any series of Restricted Notes that is tendered and accepted for exchange following their acceptance for exchange with respect to such series.

Conditions to the Exchange Offers

Notwithstanding any other term of the Exchange Offers, we will not be required to accept for exchange, or to exchange any Exchange Notes for, any Restricted Notes and may terminate any or all of the Exchange Offers as provided in this prospectus before the acceptance of the Restricted Notes, if prior to the Expiration Date:

•	the Exchange Offers, or the making of any exchange by a holder (as defined in the Registration Rights Agreement), violates applicable law or any applicable interpretation of the staff of the SEC;

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offers which, in Northrop Grumman’s judgment, would reasonably be expected to impair the ability of Northrop Grumman to proceed with the Exchange Offer;

•	we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the Exchange Offers as contemplated by this prospectus;

•

any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the Exchange Offers;

•

any other change or development, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on us, the market price of the Exchange Notes or the Restricted Notes or the value of the Exchange Offers to us; or

•

there shall have occurred (i) any suspension or limitation of trading in securities generally on any national securities exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States Federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

The conditions listed above are for our benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in whole or in part at any time and from time to time prior to the Expiration Date. The failure by us at any time to exercise any of the above rights shall not constitute a waiver of such right, and such right shall be considered an ongoing right which we may assert at any time and from time to time.

If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any Restricted Notes and promptly return all tendered Restricted Notes to the tendering holders and terminate any or all of the Exchange Offers;

•

extend any or all of the Exchange Offers and retain all Restricted Notes tendered before the expiration of the Exchange Offers, subject, however, to the rights of holders to withdraw those Restricted Notes (see “—Withdrawal of Tenders”); or

•

waive unsatisfied conditions relating to any or all of the Exchange Offers and accept all properly tendered Restricted Notes which have not been withdrawn. If this waiver constitutes a material change to any or all of the Exchange Offers, we will promptly disclose the waiver in a manner reasonably calculated to inform the holders of Restricted Notes of the waiver, and extend the offer if required by law.

Any determination by us concerning the above events will be final and binding.

Procedures for Tendering

The tender by a holder of Restricted Notes, as set forth below, and our acceptance of the Restricted Notes will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

Unless the tender is being made in book-entry form, to tender in the Exchange Offers, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•

mail or otherwise deliver the signed letter of transmittal or the signed facsimile, the Restricted Notes and any other required documents to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

Any financial institution that is a participant in DTC’s system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the Exchange Agent’s DTC account in accordance with DTC’s electronic ATOP procedures for such transfer. The confirmation of such book-entry transfer will include an agent’s message stating that DTC has received an express acknowledgment from the participant in DTC tendering the Restricted Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the terms of the letter of transmittal against such participant. A tender of Restricted Notes through a book-entry transfer into the Exchange Agent’s account will only be effective if an agent’s message or the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received or confirmed by the Exchange Agent at the address set forth below under the caption “—Exchange Agent”, prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent. We have not provided guaranteed delivery procedures in conjunction with the Exchange Offers.

The method of delivery of Restricted Notes and the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the Exchange Agent before the Expiration Date. No letter of transmittal or Restricted Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

Any beneficial owner whose Restricted Notes are held by a custodial entity, such as a commercial bank, broker, dealer, trust company or other nominee and who wishes to participate in the Exchange Offers should contact that custodial entity promptly and instruct such custodial entity to tender the applicable Restricted Notes pursuant to the procedures of that custodial entity. If the beneficial owner wishes to tender its Restricted Notes on that owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner’s

Restricted Notes, either make appropriate arrangements to register ownership of the applicable Restricted Notes in the owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. Beneficial owners are urged to appropriately instruct their commercial bank, broker, dealer, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate time for their instruction.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the Restricted Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each such entity, an “eligible institution”).

If the letter of transmittal is signed by a person other than the registered holder of any Restricted Notes, the Restricted Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

If the letter of transmittal or any Restricted Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Restricted Notes and our determination shall be final and binding on all parties. We reserve the absolute right to reject any and all Restricted Notes not properly tendered or any Restricted Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Restricted Notes either before or after the Expiration Date. Our interpretation of the terms and conditions of the Exchange Offers (including the instructions in the letter of transmittal) will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured within a time period we will determine. Although we intend to request the Exchange Agent to notify holders of defects or irregularities relating to tenders of Restricted Notes, none of we, the Exchange Agent or any other person will have any duty or incur any liability for failure to give such notification. Tenders of Restricted Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Restricted Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth above under the caption “—Conditions to the Exchange Offers”, to terminate any or all of the Exchange Offers. By tendering, each holder represents and acknowledges to us, among other things, that:

•

it has full power and authority to tender, exchange, sell, assign and transfer the Restricted Notes it is tendering and that we will acquire good, marketable and unencumbered title to the Restricted Notes, free and clear of all security interests, liens, restrictions, charges and encumbrances or other obligations relating to their sale or transfer and not subject to any adverse claim when the Restricted Notes are accepted by us;

•	the Exchange Notes acquired in connection with the Exchange Offers are being obtained in the ordinary course of business of the person receiving the Exchange Notes;

•

it has not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes it will receive in the Exchange Offers;

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of Northrop Grumman;

•

if the holder is a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, and that it will receive Exchange Notes for its own account in exchange for Restricted Notes that were acquired by such broker-dealer as a result of marketmaking activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

Withdrawal of Tenders

Tenders of Restricted Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

To withdraw a tender of Restricted Notes in connection with the Exchange Offers, a written notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the Restricted Notes to be withdrawn;

•	identify the Restricted Notes to be withdrawn (including the certificate number(s), if any, and principal amount of such Restricted Notes);

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be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Restricted Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Restricted Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Restricted Notes are to be registered, if different from that of the depositor.

If Restricted Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes or otherwise comply with DTC’s procedures.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices and our determination shall be final and binding on all parties. Any Restricted Notes so withdrawn will be considered not to have been validly tendered for purposes of the Exchange Offers, and no Exchange Notes will be issued unless the Restricted Notes withdrawn are validly re-tendered. Any Restricted Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the Exchange Offers. Properly withdrawn Restricted Notes may be re-tendered by following one of the procedures described above under “ —Procedures for Tendering” at any time prior to the Expiration Date.

Exchange Agent

We have appointed D.F. King & Co., Inc. as Exchange Agent in connection with the Exchange Offers. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at its office at 48 Wall Street, 22nd Floor, New York, New York 10005. The Exchange Agent’s telephone number is (212) 269-5550 or (888) 280-6942 (toll free) and its email is noc@dfking.com.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We have not retained any dealer-manager in connection with the Exchange Offers and we will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers. We will pay certain other expenses to be incurred in connection with the Exchange Offers, including the fees and expenses of the Exchange Agent and certain accountant and legal fees.

Holders who tender their Restricted Notes for exchange will not be obligated to pay any transfer taxes. If, however, Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Restricted Notes tendered, tendered Restricted Notes are registered in the name of any person other than the person signing the letter of transmittal, or a transfer tax is imposed for any reason other than the exchange of Restricted Notes in connection with the Exchange Offers, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Restricted Notes as reflected in our accounting records on the date of settlement of the applicable Exchange Offer. Accordingly, we do not expect to recognize any gain or loss for accounting purposes related to the Exchange Offers. We will record the expenses of the Exchange Offers as incurred.

Consequences of Failure to Properly Tender Restricted Notes in the Exchange Offers

Issuance of the Exchange Notes in exchange for the Restricted Notes under the Exchange Offers will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such Restricted Notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the Restricted Notes desiring to tender such Restricted Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for exchange and withdrawal of tendered Restricted Notes will be determined by Northrop Grumman in its sole discretion, and its determination will be final and binding. Northrop Grumman reserves the absolute right to reject any and all tenders of notes that it determines are not in proper form or for which the acceptance for exchange or exchange may, in the opinion of its counsel, be unlawful. Northrop Grumman also reserves the right to waive any of the conditions of the Exchange Offers or any defect or irregularity in the tender of Restricted Notes of any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of other holders of Restricted Notes. Northrop Grumman’s interpretation of the terms and conditions of the Exchange Offers (including the instructions in the letter of transmittal) will be final and binding. No tender or notice of withdrawal will be deemed to have been validly made until all defects or irregularities have been cured or waived by Northrop Grumman. We are under no duty to give notification of defects or irregularities of tenders of Restricted Notes for exchange or waive any such defects or irregularities.

Restricted Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offers, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the Exchange Offers, certain registration rights under the Registration Rights Agreement will terminate.

In the event the Exchange Offers are completed, Northrop Grumman generally will not be required to register the remaining Restricted Notes, subject to limited exceptions. Remaining Restricted Notes will continue to be subject to the following restrictions on transfer:

•	the remaining Restricted Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if such registration is not required by law; and

•	the remaining Restricted Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Restricted Notes under the Securities Act. To the extent that Restricted Notes are tendered and accepted in connection with the Exchange Offers, any trading market for remaining Restricted Notes could be adversely affected. See “Risk Factors—Risks Relating to the Exchange Offers—If you fail to exchange your Restricted Notes, they will continue to be restricted securities and may become less liquid”.

Neither we nor our board of directors makes any recommendation to holders of Restricted Notes as to whether to tender or refrain from tendering all or any portion of their Restricted Notes pursuant to the Exchange Offers. Moreover, no one has been authorized to make any such recommendation. Holders of Restricted Notes must make their own decision whether to tender pursuant to the Exchange Offers and, if so, the aggregate amount of Restricted Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF THE EXCHANGE NOTES

This “Description of the Exchange Notes” is only a summary and may not include all the information that is important to you. You should read the indenture we refer to below and the Exchange Notes for more details regarding our obligations and your rights with respect to the Exchange Notes.

For purposes of this “Description of the Exchange Notes,” references to “we,” “our,” “us” or similar references are to Northrop Grumman only, and not to any of its subsidiaries. Unless the context otherwise requires, references to the “notes” in this “Description of the Exchange Notes” include the Restricted Notes and the Exchange Notes.

General

In connection with the private exchange offer described elsewhere in this prospectus, the Restricted Notes were issued under the indenture, dated as of November 21, 2001 (the “Base Indenture”), by and between Northrop Grumman and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, as trustee, as supplemented by the first supplemental indenture, dated as of July 30, 2009, the third supplemental indenture dated as of March 30, 2011, the fourth supplemental indenture, dated as of March 30, 2011, and the tenth supplemental indenture, dated as of September 2, 2021 (the supplemental indentures, together with the Base Indenture, the “Indenture”). The Exchange Notes will also be issued under the Indenture.

Any Restricted Notes of a series that remain outstanding after completion of each of the Exchange Offers, together with the Exchange Notes of such series issued in the Exchange Offers, will be treated as a single class of securities under the Indenture. The terms of the Exchange Notes are substantially identical to the terms of the corresponding series of the Restricted Notes, except that the Exchange Notes are registered under the Securities Act, and the transfer restrictions, registration rights and payment of additional interest in case of non-registration applicable to the Restricted Notes do not apply to the Exchange Notes.

We will issue up to $76.490 million aggregate principal amount of Exchange 7.875% 2026 Notes, up to $47.828 million aggregate principal amount of Exchange 7.750% 2026 Notes, up to $38.859 million aggregate principal amount of Exchange 6.650% 2028 Notes, up to $79.323 million aggregate principal amount of Exchange 7.750% 2029 Notes, up to $166.864 million aggregate principal amount of Exchange 7.750% 2031 Notes and up to $12.300 million aggregate principal amount of Exchange 6.980% 2036 Notes.

The Exchange 7.875% 2026 Notes will mature on March 1, 2026, the Exchange 7.750% 2026 Notes will mature on March 15, 2026, the Exchange 6.650% 2028 Notes will mature on January 15, 2028, the Exchange 7.750% 2029 Notes will mature on June 1, 2029, the Exchange 7.750% 2031 Notes will mature on February 15, 2031 and the Exchange 6.980% 2036 Notes will mature on March 15, 2036.

With respect to each series of Exchange Notes, (a) interest will accrue on such Exchange Notes from the most recent date to which interest on the respective Restrictive Notes has been paid or, if no interest has been paid, from the issue date of the respective Restricted Notes, (b) interest payments will commence on the first interest payment date occurring after the date that interest starts accruing and (c) if the regular record date for the first interest payment date would be a date prior to the settlement date of the related Exchange Offer, the record date for such first interest payment date will be the day immediately preceding such first interest payment date. No interest will be paid on any series of Restricted Notes that is tendered and accepted for exchange following their acceptance for exchange with respect to such series.

The Exchange 7.875% 2026 Notes will accrue interest at a rate per annum equal to 7.875% payable semi-annual in arrears on March 1 and September 1 of each year, to the persons in whose names the notes are registered at the close of business on the regular record date preceding the interest payment date, which will be February 15 and August 15, respectively. Interest on the Exchange 7.875% 2026 Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Exchange 7.750% 2026 Notes will accrue interest at a rate per annum equal to 7.750% payable semi-annual in arrears on March 15 and September 15 of each year, to the persons in whose names the notes are registered at the close of business on the regular record date preceding the interest payment date, which will be February 28 and August 31, respectively. Interest on the New 7.750% 2026 Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Exchange 6.650% 2028 Notes will accrue interest at a rate per annum equal to 6.650% payable semi-annual in arrears on January 15 and July 15 of each year, to the persons in whose names the notes are registered at the close of business on the regular record date preceding the interest payment date, which will be January 1 and July 1, respectively. Interest on the Exchange 6.650% 2028 Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Exchange 7.750% 2029 Notes will accrue interest at a rate per annum equal to 7.750% payable semi-annual in arrears on June 1 and December 1 of each year, to the persons in whose names the notes are registered at the close of business on the regular record date preceding the interest payment date, which will be May 15 and November 15, respectively. Interest on the Exchange 7.750% 2029 Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Exchange 7.750% 2031 Notes will accrue interest at a rate per annum equal to 7.750% payable semi-annual in arrears on February 15 and August 15 of each year, to the persons in whose names the notes are registered at the close of business on the regular record date preceding the interest payment date, which will be February 1 and August 1, respectively. Interest on the Exchange 7.750% 2031 Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Exchange 6.980% 2036 Notes will accrue interest at a rate per annum equal to 6.980% payable semi-annual in arrears on March 15 and September 15 of each year, to the persons in whose names the notes are registered at the close of business on the regular record date preceding the interest payment date, which will be February 28 and August 31, respectively. Interest on the Exchange 6.980% 2036 Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue for the period from and after such interest payment date, stated maturity date or redemption date.

The Exchange Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Exchange Notes will not be subject to a sinking fund and you will not be permitted to require us to redeem or repurchase the Exchange Notes at your option.

Issuing Additional Notes

We may create and issue additional notes of any series in an unlimited aggregate principal amount at any time and from time to time under the Indenture, without notice to or the consent of the holders or beneficial owners of the notes. These additional notes may have substantially the same terms as any series of Exchange Notes offered hereby (except in some cases for the issue date, the issue price, the initial interest payment date and corresponding record date and the initial interest accrual date) so that these additional notes may be consolidated and form a single series under the Indenture with the applicable series of Exchange Notes offered hereby. Any additional notes so consolidated will constitute a single series of securities for all purposes under the Indenture, including voting, waivers, amendments and redemptions; provided, however, that in the event any additional notes are not fungible with any series of Exchange Notes offered hereby for U.S. federal income tax purposes, such nonfungible additional notes will be issued with a separate CUSIP number so that they are distinguishable from the Exchange Notes offered hereby.

Payments

We will pay interest to direct holders listed in the registrar’s records at the close of business on the record date specified in the Indenture and applicable Exchange Note, even if the holder on the record date no longer owns such Exchange Notes on the interest payment date. Holders buying and selling Exchange Notes must make their own arrangements to account for our payment of all the interest for an interest period to the person who was the registered holder on the record date.

Optional Redemption

The Exchange 7.875% 2026 Notes may not be redeemed prior to their final maturity date.

We may redeem any series of Redeemable Exchange Notes at our option, as a whole or in part, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to the registered holders. The redemption price for the Redeemable Exchange Notes will be equal to the greater of the following amounts:

1.	100% of the principal amount of the Redeemable Exchange Notes to be redeemed; or

2.

the sum of the present values of the remaining scheduled payments of principal and interest on the Redeemable Exchange Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the Adjusted Treasury Rate (as defined below), as determined by the Independent Investment Banker (as defined below), plus:

a.	10 basis points in respect of the Exchange 7.750% 2026 Notes;

b.	12.5 basis points in respect of the Exchange 6.650% 2028 Notes;

c.	25 basis points in respect of the Exchange 7.750% 2029 Notes;

d.	30 basis points in respect of the Exchange 7.750% 2031 Notes; and

e.	10 basis points in respect of the Exchange 6.980% 2036 Notes;

plus, in each case, accrued and unpaid interest on the principal amount of such Redeemable Exchange Notes to, but not including, the redemption date.

Notwithstanding the foregoing, installments of interest on Redeemable Exchange Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the corresponding record date pursuant to the Redeemable Exchange Notes and the Indenture.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means, with respect to any series of Redeemable Exchange Notes to be redeemed, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of such series of Redeemable Exchange Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Redeemable Exchange Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic mean of the Reference Treasury Dealer Quotations received for such redemption date or (B) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker”.

“Redeemable Exchange Notes” means the Exchange 7.750% 2026 Notes, Exchange 6.650% 2028 Notes, Exchange 7.750% 2029 Notes, Exchange 7.750% 2031 Notes and Exchange 6.980% 2036 Notes.

“Reference Treasury Dealer” means (A) BofA Securities, Inc., BNP Paribas Securities Corp. and Wells Fargo Securities, LLC (or their respective affiliates which are primary U.S. Government securities dealers in the United States (“Primary Treasury Dealers”)), and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic mean, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

We will send notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the Redeemable Exchange Notes to be redeemed. Once notice of redemption is sent, the Redeemable Exchange Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date. If we elect to redeem all or a portion of the Redeemable Exchange Notes, that redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Redeemable Exchange Notes or portions thereof called for redemption.

If less than all of the Redeemable Exchange Notes of any series offered hereby are to be redeemed, the trustee will select the Redeemable Exchange Notes of that series to be redeemed by a method the trustee deems fair and appropriate; provided that if such Redeemable Exchange Notes are represented by one or more global notes, interests in the Redeemable Exchange Notes will be selected for redemption by DTC in accordance with its standard procedures therefor.

Except as described above, the Exchange Notes will not be redeemable. The Exchange Notes will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.

We may acquire Exchange Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Ranking

The notes will be unsecured senior obligations of Northrop Grumman and will not be guaranteed by any of our subsidiaries. The notes will rank equally and ratably in right of payment with all Northrop Grumman’s existing and future unsecured and unsubordinated indebtedness and will rank senior in right of payment to any future indebtedness of Northrop Grumman that is subordinated to the notes. The notes will be (i) effectively subordinated to all of Northrop Grumman’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and (ii) structurally subordinated to all indebtedness and liabilities of Northrop Grumman’s subsidiaries, including any of our future indebtedness guaranteed by our subsidiaries.

The Indenture does not limit the amount of additional indebtedness that Northrop Grumman or any of its subsidiaries may incur. Northrop Grumman, the sole obligor on the notes, is a holding company which conducts substantially all of its operations through its subsidiaries, which are separate and distinct legal entities. None of these subsidiaries is obligated to repay the notes or to make funds available to make payments due on the notes. Northrop Grumman depends on the distribution of earnings, repayments of inter-company loans or other payments from its subsidiaries to generate cash flow. As a result, its cash flow and its ability to service its debt, including the notes, depends upon the assets, liabilities, earnings and results of operations of its subsidiaries and their ability to distribute or otherwise transfer assets to Northrop Grumman. Payments of dividends and similar distributions by these subsidiaries to their stockholders are subject to statutory restrictions and may be subject to additional contractual restrictions or business constraints. The extension of loans or advances by those subsidiaries to Northrop Grumman could also be subject to statutory or contractual restrictions or business constraints. Failure by any subsidiary to abide by these restrictions could require Northrop Grumman to return any payments made by that subsidiary.

Northrop Grumman’s right to receive any assets upon the liquidation or reorganization of any of its subsidiaries, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s current and future creditors, including debenture and note holders, banks and trade creditors. In addition, even if Northrop Grumman were a creditor of any of its subsidiaries, its rights as a creditor would be subordinated to any creditor holding a security interest in the assets of that subsidiary or holding any indebtedness of that subsidiary senior to that held by Northrop Grumman. Northrop Grumman may also elect to issue or incur debt which is guaranteed by one or more of its subsidiaries, in which case the notes would be structurally subordinated to such new debt.

Covenants

Limitations on Liens. The Indenture restricts our ability to encumber specified types of our assets or those of our restricted subsidiaries. If we, or any restricted subsidiary, pledge or mortgage any principal property, or any stock or indebtedness of any restricted subsidiary, to secure any debt or guarantee of debt, then for as long as the debt or guarantee is secured by the property, we or our restricted subsidiary will be obligated to pledge or mortgage the same property to the trustee to secure the notes on an equal and ratable basis with such other secured debt, unless an exception applies. Restricted subsidiary means any of our direct or indirect subsidiaries that has substantially all of its assets located in the United States and carries on substantially all of its business in the United States, or that holds substantially all of its assets in the form of ownership of other restricted subsidiaries. Principal property means any manufacturing plant or facility located in the continental United States which is owned by us or any of our restricted subsidiaries, unless our board of directors determines the plant or facility is not of material importance to our total business and the business of our restricted subsidiaries.

This limitation is subject to exceptions. We may encumber our assets without equally and ratably securing the notes if the encumbrance is a permitted lien, without regard to the amount of debt secured by the encumbrance. We may also encumber assets if the amount of all of our debt and the debt of our restricted subsidiaries secured by encumbrances on any principal property, or any stock or indebtedness of any restricted subsidiary, other than the permitted liens, does not exceed the greater of $1,000,000,000 or 10% of our consolidated net tangible assets. Consolidated net tangible assets means our total assets, including the assets of our subsidiaries, as reflected in our most recent balance sheet, less current liabilities (other than the current portion of debt and capital leases, notes and loans payable and deferred income taxes), goodwill, patents and trademarks and unamortized debt discount. Permitted liens include:

•	liens on a corporation’s property, stock or indebtedness at the time it becomes a restricted subsidiary;

•	liens on property at the time we or a restricted subsidiary acquires the property;

•	liens securing debt owing by a restricted subsidiary to us or another of our restricted subsidiaries;

•	liens existing at the time the Base Indenture became effective;

•

liens on property of an entity at the time it is merged into or consolidated with us or a restricted subsidiary or at the time we or any restricted subsidiary acquires all or substantially all of the assets of the entity;

•

liens in favor of any governmental customer to secure payments or performance pursuant to any contract or statute, or to secure indebtedness we incur or guarantee with respect to the acquisition or construction of the property subject to the liens; and

•	any renewal, extension or replacement for any lien permitted by one of the exceptions described above.

Limitations on Sale Leaseback Arrangements. The Indenture also restricts our ability and the ability of any of our restricted subsidiaries to enter into sale-leaseback transactions with respect to any principal property. A sale-leaseback transaction is permitted if we or the restricted subsidiary would be permitted to incur indebtedness secured by the principal property at least equal in amount to the attributable debt with respect to the transaction, or the greater of the net proceeds of the sale or the attributable debt with respect to the transaction is used to prepay our long-term debt or the long-term debt of any restricted subsidiary (other than debt owed to us or another restricted subsidiary). Sale-leaseback transaction means, subject to some exceptions, an arrangement pursuant to which we, or a restricted subsidiary, transfers a principal property to a person and leases it back from that person. Attributable debt for a sale-leaseback transaction means the lesser of the fair market value of the property, as determined by our board of directors, or the present value of the obligation of the lessee for net rental payments during the remaining term of the lease.

The Indenture will not otherwise limit our ability to incur additional debt.

The Indenture contains certain other covenants, including, among other things, maintenance of corporate existence and other properties and payment of taxes.

Consolidation, Merger or Sale

Under the Indenture, we may not consolidate with or merge into another entity, transfer our assets substantially as an entirety to another entity, permit any entity to consolidate with or merge into us, or acquire the assets substantially as an entirety of another entity, unless:

•	the successor entity is a U.S. entity that is a corporation, limited liability company, partnership or trust and assumes all of our obligations, as applicable, under the notes and the Indenture;

•	immediately following the transaction, no event of default and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

•	an officers’ certificate and a legal opinion have been delivered to the trustee confirming that the transaction is being effected in compliance with the Indenture.

Events of Default

The following will be events of default under the Indenture with respect to each series of notes:

•	failure to:

•	pay the principal or any premium on such series of notes when due;

•	pay interest on such series of notes within 30 days of when due;

•

perform any other covenant in the Indenture applicable to the notes of that series and the issuer that continues for 90 days after we have been given written notice of the failure by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series; or

•	the occurrence of specified bankruptcy, insolvency or reorganization events.

An event of default for one series of debt securities issued under the Indenture does not necessarily constitute an event of default for any other series under the Indenture.

If the specified bankruptcy, insolvency or reorganization events occur, the entire principal of all the notes of that series will be due and payable immediately. If any other event of default occurs and continues, the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding notes of a series, may declare the entire principal of all notes of such series to be due and payable immediately. If this happens, and we cure the event of default in the manner specified in the Indenture, the holders of a majority of the aggregate outstanding principal amount of such notes can void the acceleration of payment.

The Indenture provides that the trustee has no obligation to exercise any of its rights at the direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in principal amount of a series of notes have the right to direct any proceeding, remedy, or power available to the trustee with respect to that series, subject to certain limitations.

Changes to the Indenture

Holders of a majority in principal amount of the outstanding notes of a series can agree with us to change the provisions of the Indenture relating to that series. However, no change can affect the payment terms or the percentage required to change certain other terms without the consent of all holders of notes of the affected series.

We and the trustee may enter into supplemental indentures for other specified purposes and to make changes that would not materially adversely affect the interests of the holders of notes, including the creation of any new series of debt securities, without the consent of all holders of notes of the affected series.

Defeasance and Covenant Defeasance

We may, at our option, at any time, with respect to the notes of a series, elect:

•

to defease and to discharge us from any and all of our obligations with respect to such series of notes, except for the rights of holders of such series of notes to receive payments on such notes solely from the trust fund established pursuant to the Indenture and the obligations to exchange or register the transfer of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust, which we refer to as a defeasance; or

•

to be released from our obligations with respect to such series of notes to comply with the restrictive covenants which are subject to covenant defeasance, and the occurrence of certain events of default with respect to those restrictive covenants shall no longer be an event of default, which we refer to as a covenant defeasance.

To invoke defeasance or covenant defeasance with respect to any series of notes, we must irrevocably deposit with a trustee, in trust, money or U.S. Government obligations, or both, which will provide money in an amount sufficient to pay all sums due on that series of notes.

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel stating that holders of the applicable series of notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if we did not elect the defeasance or covenant defeasance. We may exercise our defeasance option with respect to such notes notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of such notes may not be accelerated by the reference to restrictive covenants which are subject to covenant defeasance. If we do not comply with our remaining obligations after exercising our covenant defeasance option and such notes are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit in the defeasance trust may be insufficient to pay amounts due on such notes at the time of the acceleration. However, we will remain liable for those payments.

Information Concerning the Trustee

The Bank of New York Mellon has its principal corporate trust office at 240 Greenwich Street, New York, New York 10286. The Indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims or secure its claims. The trustee is permitted to engage in certain other transactions. If the trustee acquires any conflicting interest for purposes of the Trust Indenture Act of 1939, however, and there is a default under the debt securities of any series under the Indenture for which it is trustee, the trustee must eliminate the conflict or resign.

In the ordinary course of its business, The Bank of New York Mellon and its affiliates have engaged and may in the future engage in commercial and investment banking transactions with us or our subsidiaries.

We have designated the trustee as our sole initial paying agent and registrar for the Exchange Notes.

Governing Law

The Indenture and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Unclaimed Funds

Subject to any applicable abandoned property laws, any money deposited with the trustee or any paying agent, or then held by us, in trust for the payment of the principal of or any premium or interest on any Exchange Note and remaining unclaimed for two years after the principal, premium or interest has become due and payable will be paid to us at our written request in accordance with the Indenture, or (if then held by us) will be discharged from the trust. After that time, the holder of the Exchange Note may, as an unsecured general creditor, look only to us for payment of the unclaimed amounts, and all liability of the trustee or the paying agent with respect to that amount, and all our liability as trustee thereof, will cease. The trustee or the paying agent, before being required to pay the funds to us, may at our expense cause to be published a notice that the funds remain unclaimed and that, after a date specified in the notice, which will not be less than 30 days from the date of the publication, any unclaimed balance of the money then remaining will be repaid to us.

BOOK-ENTRY, DELIVERY AND FORM

Global Notes

The Exchange Notes of each series offered hereby will initially be evidenced by one or more registered notes in global form (the “global notes”), which will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. (“Cede”), as nominee of DTC. As long as DTC is the depositary for the Exchange Notes, you may hold your interests in the global notes through participants in DTC, including through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), either as a participant in those systems or indirectly through organizations which are participants in those systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Except as set forth below, record ownership of the global notes may be transferred, in whole or in part, to DTC, to another nominee of DTC, or to a successor of DTC or its nominee.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner and holder of the rights represented by that global note for all purposes under the indenture and under the Exchange Notes. As a result:

•	You will not be able to obtain an Exchange Note registered in your name.

•	You cannot receive certificated (physical) notes in exchange for your beneficial interest in a global note.

•

You will not be considered to be the owner or holder of a global note or any Exchange Notes it represents under the indenture or under the Exchange Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, you must rely on the procedures of DTC and, if you are not a direct or indirect participant in DTC, on the procedures of the participant through which you own your interest, to exercise any rights of a holder of Exchange Notes under the indenture or a global note.

•	All payments on a global note will be made to DTC or its nominee, and all notices to holders of Exchange Notes, including any redemption notices, will be delivered to DTC or its nominee.

The laws of some jurisdictions may require that specified purchasers of securities take physical delivery of those securities in definitive (i.e., certificated) form. Accordingly, your ability to transfer your beneficial interests in a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of an investor holding an interest in Exchange Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of their interest, may be affected by the lack of a physical definitive security evidencing their interest.

Holders will be able to make and receive payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through Euroclear and Clearstream only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time zone differences, U.S. holders who wish to transfer their beneficial interests in the global notes held through Clearstream or Euroclear, or to receive or make a payment or delivery or exercise any other right with respect to those interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, these holders may need to exercise rights that expire on a particular day before the expiration date. In addition, holders who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between DTC and Euroclear or Clearstream, and those transactions may settle later than transactions effected within one clearing system.

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests. Because of time-zone differences, credits of interests in notes held through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits, or any transactions in those notes settled during such processing, will be reported to the relevant Clearstream or Euroclear participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of Exchange Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures, and may discontinue those procedures at any time.

Book-Entry Procedures

Ownership of beneficial interests in a global note will appear, and transfer of those interests can be made, only on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf). Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee, whom we refer to as participants, and persons that may directly or indirectly hold beneficial interests through participants can own a beneficial interest in a global note.

DTC has advised us as follows:

•

With respect to any distributions of principal of or any interest or premium on a global note, DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds with payments in amounts proportionate to their respective beneficial interests in the global note as shown on DTC’s records. Payments by these participants to the beneficial owners of the notes will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each participant and not of DTC, the paying agent, or us, subject to applicable statutory or regulatory requirements.

•

Purchases of interests in a global note must be made by or through direct participants, which will receive a credit for their interests on DTC’s records. Your ownership interest in a global note is in turn to be recorded on the direct and indirect participants’ records. You will not receive written confirmation from DTC of your purchase, though you are expected to receive written confirmations providing details of the transaction, as well as periodic statements of your holdings, from the participant through which you entered into the transaction. Transfers of ownership interests in a global note are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of the beneficial owners.

•	If we redeem a global note in part, DTC’s practice is to determine by lot the amount of the interest of each direct participant holding an interest in the global note to be redeemed.

•

Neither DTC nor Cede (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s applicable procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date for any action by the holders of notes. The omnibus proxy assigns Cede’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

•

DTC will take any action permitted to be taken by a holder of a note (including the presentation of the note for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of that portion of the principal amount of the global note as to which that participant has, or those participants have, given direction.

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which we refer to as DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic computerized book-entry transfers and pledges between direct participants’ accounts.

•

Direct participants include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to other entities such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Clearstream and Euroclear, respectively, and are subject to change by them from time to time. Neither we nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or their participants directly to discuss these matters.

Neither we nor the trustee has any responsibility or liability for any aspect of the records of DTC, Clearstream or Euroclear, or any of their respective participants, relating to beneficial interests in any global note, including for payments of interest and premium, if any, on and principal of any global note. Neither we nor the trustee is responsible for maintaining, supervising or reviewing any of those records.

The information in this section concerning DTC, Clearstream and Euroclear, and their respective book-entry systems, has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Certificated Notes

No global note for a particular series will be registered in the name of any person, or exchanged for certificated notes of that series that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•

DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note of that series or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary;

•	subject to the arrangements then existing between us and DTC, we elect in our sole discretion not to have the notes of that series represented by a global note; or

•	an event of default with respect to the notes of that series has occurred and is continuing, and DTC requests the issuance of certificated notes.

In those circumstances, DTC will determine the persons in whose names any notes issued in exchange for the global note will be registered, and we will issue certificated notes to those persons upon surrender by DTC of the global note. Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of a global note. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Holders of certificated notes, if so issued, can transfer or exchange their notes, duly endorsed or accompanied by a written instrument of transfer satisfactory to us and the security registrar, without service charge, upon reimbursement of any taxes or government charges, at the trustee’s corporate trust office or at any other office we maintain for those purposes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax consequences of the Exchange Offers to holders of Restricted Notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect, or to differing interpretations. This summary does not address all of the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired Restricted Notes at original issue for cash and holds such Restricted Notes as “capital assets” within the meaning of Section 1221 of the Code.

An exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offers will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their Restricted Notes for Exchange Notes in connection with the Exchange Offers and any such holder will have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Restricted Notes immediately before the exchange. Holders who do not exchange their Restricted Notes for Exchange Notes pursuant to the Exchange Offers will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the Exchange Offers.

The foregoing discussion of material U.S. federal income tax consequences does not consider the facts and circumstances of any particular holder’s situation or status. Accordingly, each holder of Restricted Notes considering the Exchange Offers should consult its own tax advisor regarding the tax consequences of the Exchange Offers to it, including those under state, foreign and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to an Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired as a result of market-making activities or other trading activities. Northrop Grumman has agreed that it will deliver, in accordance with the Registration Rights Agreement, without charge, as many copies of the prospectus and any amendment and supplement thereto, as such participating broker-dealer may reasonably request in connection with its resale of its Exchange Notes.

Northrop Grumman will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Subject to the terms of the Registration Rights Agreement, Northrop Grumman will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. Northrop Grumman has agreed to pay all expenses incident to the Exchange Offers other than underwriting discounts and commissions and transfer taxes, if any, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The Exchange Notes which are the subject of this prospectus have not been offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the European Economic Area (an “EEA Retail Investor”). For the purposes of this provision:

(a) the expression “EEA Retail Investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in the Prospectus Regulation; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Exchange Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Exchange Notes. This prospectus has been prepared on the basis that any offer of Exchange Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Exchange Notes. This prospectus is not a prospectus for the purposes of the Prospectus Regulation. This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in the United Kingdom

The Exchange Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a “UK Retail Investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act of 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (“UK PRIIPs Regulation”) for offering or selling the Exchange Notes or otherwise making them available to UK Retail Investors has been prepared and therefore offering or selling the Exchange Notes or otherwise making them available to any UK Retail Investor may be unlawful under the UK PRIIPs Regulation.

Further, this document can only be distributed to persons located in the UK if they (i) fall within the definition of investment professional (as defined in Article 19(5) of the Order), or (ii) are high net worth entities or other persons, in each case falling within Article 49(2)(a) to (d) of the Order, and, in each case, they have complied with all applicable provisions of the FSMA with respect to anything done by them in relation to the Exchange Offers in, from, or otherwise involving the UK (all such persons in the previous clauses (i) and (ii) are collectively referred to as “Relevant Persons”).

This prospectus has been prepared on the basis that any offer of Exchange Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus is not a prospectus for the purposes of the UK Prospectus Regulation. Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA), in connection with the issue or sale of the Exchange Notes, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

Notice to Prospective Investors in Canada

The Exchange Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 – Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), as applicable, and are permitted clients, as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations. Purchasers of Exchange Notes will be obliged to establish their qualification to invest in accordance with the requirements of the securities laws of their province of residence.

Any resale of the Exchange Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser of Exchange Notes, in addition to any other rights they may have at law, with remedies for rescission or damages or both if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

VALIDITY OF THE EXCHANGE NOTES

Cravath, Swaine & Moore LLP, New York, New York will issue an opinion about the validity of the Exchange Notes for us.

EXPERTS

The consolidated financial statements of Northrop Grumman as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021 incorporated by reference in this prospectus, and the effectiveness of Northrop Grumman’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim condensed consolidated financial statements for the periods ended March 31, 2022 and 2021, which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

NORTHROP GRUMMAN CORPORATION

Offer to Exchange up to $76,490,000 7.875% Senior Notes due 2026 for a like principal amount of 7.875%

Senior Notes due 2026 which

have been registered under the Securities Act;

Offer to Exchange up to $47,828,000 7.750% Senior Notes due 2026 for a like principal amount of 7.750%

Senior Notes due 2026 which

have been registered under the Securities Act;

Offer to Exchange up to $38,859,000 6.650% Senior Notes due 2028 for a like principal amount of 6.650%

Senior Notes due 2028 which

have been registered under the Securities Act;

Offer to Exchange up to $79,323,000 7.750% Senior Notes due 2029 for a like principal amount of 7.750%

Senior Notes due 2029 which

have been registered under the Securities Act;

Offer to Exchange up to $166,864,000 7.750% Senior Notes due 2031 for a like principal amount of 7.750%

Senior Notes due 2031 which

have been registered under the Securities Act; and

Offer to Exchange up to $12,300,000 6.980% Senior Notes due 2036 for a like principal amount of 6.980%

Senior Notes due 2036 which

have been registered under the Securities Act.

PROSPECTUS

May 12, 2022